                                                                     Exhibit 4.1

                    CERTIFICATE OF DESIGNATION, PREFERENCES
                                 AND RIGHTS OF
                              SERIES D CONVERTIBLE
                                PREFERRED STOCK
                                       OF
                               ORGANOGENESIS INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)

        Organogenesis Inc., a Delaware corporation (the "Corporation"), hereby
                                                         -----------
certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting
                                            ------------------
duly held on March 13, 2002, which resolution remains in full force and effect on the date hereof:

        RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and
                                          ----------------------------
its By-Laws (the "Bylaws"), and in accordance with Section 151 of the General
                  ------
Corporation Law of the State of Delaware (the "DGCL"), there is hereby created,
                                               ----
out of the 699,800 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Corporation remaining authorized, unissued and
 ---------------
undesignated, a series of the Preferred Stock consisting of 120,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

         SECTION 1  Designation of Amount.
                    ---------------------

         (a) 120,000 shares of Preferred Stock shall be, and hereby are, designated the "Series D Convertible Preferred Stock" (the "Series D Preferred
                                                            ------------------
Stock"), par value $1.00 per share.
-----

         (b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series D Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no
                                                          --------
decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of such shares then outstanding plus the number of
                                                            ----
such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any other outstanding securities issued by the Corporation that are convertible into or exercisable for Series D Preferred Stock. Any shares of Series D Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series D Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation and this Certificate.

        SECTION 2   Certain Definitions.
                    -------------------

        Unless the context otherwise requires, the terms defined in this
Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

        "Common Stock" shall mean the common stock, par value $0.01 per share,
         ------------
of the Corporation.

        "Conversion Date" shall have the meaning ascribed to such term in
         ---------------
Section 6(e).

        "Conversion Price" shall mean $1.45, subject to adjustment from time to
         ----------------
time in accordance with Section 6(d).

        "DGCL" shall have the meaning set forth in the preamble to this
         ----
Certificate of Designation.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as
         ------------
amended, and the rules and regulations promulgated thereunder.

        "Excluded Securities" shall mean:
         -------------------

                (i) shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) or granted to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, stock option plan, employee stock purchase plan, restricted stock plan or other similar plan or agreement or otherwise, in each case as approved by the Board of Directors;

                (ii) shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) or granted to persons or entities with whom the Corporation has business relationships, including under equipment leasing arrangements, bank or other institutional loans, strategic partnerships, acquisitions of companies or product lines or other arrangements or transactions wherein the principal purpose of the issuance of such shares (or rights, warrants or options) is for non-equity financing purposes; provided, that such arrangements are approved by the
                    --------  ----
majority vote or written consent of the Board of Directors and any shares of Common Stock issued or issuable in such transactions (including as a result of the exercise or conversion of any rights, options or warrants issued in connection therewith) do not exceed in the aggregate, when combined with all other securities then outstanding that were issued in compliance with this clause (ii) of the definition of "Excluded Securities", 3% of the outstanding shares of Common Stock on a fully diluted basis;

                (iii) shares of Common Stock issued or issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution for which an equitable adjustment is provided for in Section 6(d);

                (iv) shares of Common Stock issuable upon conversion of notes or the exercise of rights, options, warrants or other rights (including in connection with the put option that the Corporation may exercise to raise an additional $10 million from Novartis) to acquire securities of the Corporation outstanding as of the Initial Issue Date; or

                (v) shares of Common Stock issued by the Corporation in payment of interest on convertible notes outstanding as of the date hereof.

        "Fair Market Value " shall mean, with respect to any listed security,
         -----------------
its Market Price, and with respect to any property or assets other than cash or listed securities, the fair value thereof determined in good faith by the Board of Directors.

        "Initial Issue Date" shall mean the date that shares of Series D
         ------------------
Preferred Stock are first issued by the Corporation.

        "Market Price" means, as to any class of listed securities, the average
         ------------
of the closing prices of such security's sales on all United States securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted by the Nasdaq Stock Market, Inc. ("Nasdaq") as of 4:00
                                                           ------
P.M., New York time, on such day, or, if on any day such security is not quoted by the Nasdaq, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the OTC Bulletin Board, or any similar or successor organization, in each such case averaged over a period of 10 trading days ending immediately prior to the day as of which "Market Price" is being determined.

        "Original Purchase Price" shall mean the per share purchase price for a
         -----------------------
share of Series D Preferred Stock of $65.00, or such other price set forth in the purchase agreements pursuant to which Series D Preferred Stock is sold.

        "person" shall mean any individual, partnership, company, limited
         ------
liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

        "Preferred Stock" shall have the meaning set forth in the preamble to
         ---------------
this Certificate of Designation.

        "Requisite Holders" shall mean the holders of at least sixty percent
         -----------------
(60%) of the then outstanding shares of Series D Preferred Stock.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and
         --------------
the rules and regulations promulgated thereunder.

        "Series A Preferred Stock" shall mean the Series A Convertible Preferred
         ------------------------
Stock, par value $1.00 per share, of the Corporation.

        "Series B Preferred Stock" shall mean the Series B Junior Participating
         ------------------------
Preferred Stock, par value $1.00 per share, of the Corporation.

        "Series C Preferred Stock" shall mean the Series C Convertible Preferred
         ------------------------
Stock, par value $1.00 per share, of the Corporation.

        "Series D Preferred Stock" shall have the meaning set forth in Section
         ------------------------
1.

        "Series D Recapitalization Event" shall mean any stock dividend, stock
         -------------------------------
split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series D Preferred Stock.

        "subsidiary" means, with respect to any person, (a) a company a majority
         ----------
of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a company) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of the directors or other governing body of such person, or (iii) the power to direct or cause the direction of the affairs or management of such person. For purposes of this definition, a person is deemed to own any capital stock or other ownership interest if such person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.

        "Subsidiary" shall mean a subsidiary of the Corporation.
         ----------

        SECTION 3   Voting Rights.
                    -------------

        (a) General. Except as otherwise provided by the DGCL and in addition to
            -------
any voting rights provided by the DGCL or other applicable law, the holders of Series D Preferred Stock shall be entitled to vote (or render written consents) together with the holders of the Common Stock and any other class or series of capital stock of the Corporation entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock; and shall have such other voting rights as are specified in the Certificate of Incorporation and this Certificate of Designation. When voting together with the holders of Common Stock, each share of Series D Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its Series D Preferred Stock into shares of Common Stock as of the record date for determining the stockholders of the Corporation eligible to vote on any such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Series D Preferred Stock shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

        (b) Waivers. Except to the extent otherwise provided in this Certificate
            -------
of Designation or required by the DGCL, the Requisite Holders may, via affirmative vote or written consent in lieu thereof, waive any rights of the holders of the Series D Preferred Stock set forth in this Certificate of Designation.

        SECTION 4   Dividends.
                    ---------

        (a) Dividend Amount.
            ---------------

        Non-Cumulative Dividends. The holders of the outstanding shares of
        ------------------------
Series D Preferred Stock shall be entitled to receive, out of any funds legally available therefor, quarterly dividends, at the annual rate of seven percent (7%) of the Original Purchase Price of each such share of Series D Preferred Stock. Dividends on shares of Series D Preferred Stock shall be payable if, as and when declared by the Board of Directors. Such dividends shall not be cumulative, and, therefore, if not declared in any quarter, the right to such dividend shall terminate and shall not carry forward to the next quarter.

        (b) Equitable Adjustments. All numbers relating to the calculation of
            ---------------------
dividends shall be subject to an equitable adjustment in the event of any Series D Recapitalization Event.

        SECTION 5   Liquidation Preference.
                    ----------------------

        (a) Liquidation Preference of Series D Preferred Stock. In the event of
            --------------------------------------------------
any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the holders of Series D Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, before any distribution or payment is made with respect to any shares of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series D Preferred Stock and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series D Preferred Stock with respect to liquidation preferences, a per share amount equal to the Original Purchase Price.

        (b) Insufficient Assets. If, upon any liquidation, dissolution, or
            -------------------
winding up of the Corporation, whether voluntary or involuntary, the assets legally available for distribution among the holders of the Series D Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amount as provided for in Section 5(a) above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series D Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to such shares were paid in full, based upon the aggregate liquidation value payable upon all shares of Series D Preferred Stock then outstanding.

        (c) No Participation with Common Stock. After such payment shall have
            ----------------------------------
been made in full to the holders of the Series D Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series D Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated junior to the Series D Preferred Stock or entitled to participate with the Common Stock in right of payment upon any liquidation, dissolution or winding up of the Corporation.

        (d) Cash-Out Election.
            -----------------

                (i) The Requisite Holders may elect to treat any of the following transactions as a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 5: (1) a consolidation or merger of the Corporation with or into any other corporation or corporations; (2) a sale of all or substantially all of the assets of the Corporation; (3) the issuance and/or sale by the Corporation in a single or integrated transaction of shares of Common Stock (or securities convertible into shares of Common Stock) constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible into shares of Common Stock as having been fully converted and all options and other rights to acquire shares of Common Stock or securities convertible into shares of Common Stock as having been fully exercised); and (4) any other form of acquisition or business combination where the Corporation is the target of such acquisition and where a change in control occurs such that the person or entity seeking to acquire the Corporation has the power to elect a majority of the Board of Directors as a result of the transaction (each such event an "Acquisition").
               -----------

                (ii)    In the event of an Acquisition and election pursuant to
Section 5(d)(1), the proceeds or other consideration to be received by the stockholders of the Corporation shall be reallocated among the holders of the capital stock of the Corporation to fully give import to the meaning, intent and purposes of this Section 5(d). After such payment shall have been made in full to the holders of the Series D Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of the Series D Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated to be junior to the Series D Preferred Stock (if any).

                (iii) The provisions of this Section 5(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United State of America, or (3) an acquisition or merger, reorganization or consolidation, of which the Corporation is substantively the surviving corporation and operates as a going concern, where the Corporation is purchasing the assets or stock of another entity, and where there is a reasonable continuity of ownership such that the holders of the Corporation's capital stock outstanding prior to any proposed business combination or acquisition continue to have the right or power to elect a majority of the members of the Corporation's Board of Directors following the consummation of any such business combination or acquisition.

        (e) Distributions Other than Cash. Whenever the distribution provided
            -----------------------------
for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value thereof. All distributions (including distributions other than cash) made hereunder shall be made pro rata
                                                                       --- ----
to the holders of Series D Preferred Stock.

        (f) Equitable Adjustments. The amounts to be paid or set aside for
            ---------------------
payment as provided above in this Section 5 shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares resulting from any Series D Recapitalization Event.

        SECTION 6   Conversion Rights.
                    -----------------

        (a) General. Subject to and upon compliance with the provisions of this
            -------
Section 6, each holder of shares of Series D Preferred Stock shall be entitled, at its option, at any time, to convert all or any such shares of Series D Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Original Purchase Price of such Series D Preferred Stock, plus dividends declared but unpaid thereon, by
(ii) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this Section 6).

        (b) Automatic Conversion. All shares of Series D Preferred Stock shall
            --------------------
be automatically converted into the number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible pursuant to Section 6(a) without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent (i) immediately prior to the closing of an underwritten firm commitment public offering pursuant to an effective registration statement under the Securities Act in which the proceeds to the Corporation, before expenses and underwriting discounts, are not less than $15,000,000 at a price to the public of not less than $4.00 per share, (ii) on the date on which less than ten percent (10%) of the shares of Series D Preferred Stock issued by the Company are outstanding or (iii) if the Requisite Holders do not elect to treat an Acquisition as a liquidation, dissolution or winding up of the Corporation pursuant to Section 5(d), then all shares of Series D Preferred Stock shall automatically convert, immediately prior to the closing of the Acquisition, into such number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible pursuant to Section 6(a).

        (c) Fractions of Shares. No fractional shares of Common Stock shall be
            -------------------
issued upon conversion of shares of Series D Preferred Stock. If more than one share of Series D Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock to be issued shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series D Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock on the Conversion Date.

        (d) Adjustments to Conversion Price. The Conversion Price shall also be
            -------------------------------
subject to adjustment from time to time as follows:

                (i)(A) Weighted Average Anti-Dilution. If the Corporation shall,
                       ------------------------------
at any time or from time to time after the Initial Issue Date, issue (or be deemed to have issued in accordance with Section 6(d)(i)(B) below) any shares of Common Stock (other than Excluded Securities), without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance, then the Conversion Price shall forthwith be lowered (but in no event increased) to a price equal to the amount determined by multiplying such Conversion Price by a fraction:

                        (1) the numerator of which shall be (x) the number of
                shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted basis assuming the exercise or conversion of all Common Stock equivalents) plus (y) the number of shares
                                                 ----
                of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and

                        (2) the denominator of which shall be (w) the number of
                shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted basis assuming the exercise or conversion of all Common Stock equivalents) (z) the number of such additional shares of Common Stock so issued.

Any such adjustment shall become effective immediately after the opening of business on the day following the issuance of such shares of Common Stock.

        (B) For the purposes of any adjustment of a Conversion Price pursuant to this Section 6(d), the following provisions shall be applicable:

                        (1) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                        (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

                        (3) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, except for options to acquire Excluded Securities:

                                (a) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                (b) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange of any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subparagraphs (1) and (2) above);

                                (c) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities or exercise price therefor, other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change;

                                (d) upon the expiration of any such options or the termination of any rights, convertible securities or exchangeable securities, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been in effect at the time of such expiration or termination had such options, rights, convertible securities or exchangeable securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; and

                                (e) no further adjustment of the Conversion Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

                (ii) Upon Stock Dividends, Subdivisions or Splits. If, at any
                     --------------------------------------------
time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series D Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                (iii) Upon Combinations. If, at any time after the date hereof,
                      -----------------
the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                (iv) Capital Reorganization or Reclassification. If the Common
                     ------------------------------------------
Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 6(d), or the sale of all or substantially all of the Corporation's properties and assets to any other person), then and in each such event the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                (v) Deferral in Certain Circumstances. In any case in which
                    ---------------------------------
the provisions of this Section 6(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any Series D Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to
Section 6(c) above; provided, however, that the Corporation shall deliver to
                    --------  -------
such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares and such cash.

                (e) Exercise of Conversion Privilege. In order to exercise the
                    --------------------------------
conversion privilege, the holder of any share of Series D Preferred Stock shall surrender the certificate evidencing such share of Series D Preferred Stock, duly endorsed or assigned to the Corporation in blank, at any office or agency of the Corporation maintained for such purpose, accompanied by written notice to the Corporation at such office or agency that the holder elects to convert such Series D Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted. Series D Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the "Conversion Date") of the surrender of such shares of Series D
               ----------------
Preferred Stock for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares of Series D Preferred Stock as a holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Series D Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(c). In the case of any certificate evidencing shares of Series D Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series D Preferred Stock that are not converted.

                (f) Notice of Adjustment of Conversion Price. Whenever the
                    ----------------------------------------
provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation's chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series D Preferred Stock and mailed by the Corporation at its expense to all holders of Series D Preferred Stock at their last addresses as they shall appear in the stock register.

                (g) Corporation to Reserve Common Stock. The Corporation shall
                    -----------------------------------
at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series D Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series D Preferred Stock. Before taking any action that would cause an adjustment reducing the conversion price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series D Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted conversion price.

                (h) Taxes on Conversions. The Corporation will pay any and all
                    --------------------
original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series D Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series D Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                (i) Notwithstanding anything to the contrary in this Section 6, the aggregate shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall not exceed 7,377,905, (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

        SECTION 7   Redemption of Series D Preferred Stock
                    --------------------------------------

        (a) Optional Redemption by the Corporation. At any time after March 13,
            --------------------------------------
2004 and provided that the Common Stock of the Corporation trades at a price that is equal to or greater than two hundred percent (200%) of the Conversion Price for a period of twenty (20) consecutive trading days, the Corporation may elect to redeem all or any portion of the then outstanding shares of Series D Preferred Stock at a price per share equal to the Redemption Price set forth in
Section 7(b) below by giving written notice to the holders of Series D Preferred Stock of such election (the "Redemption Notice") whereupon the Corporation shall
                             -----------------
be obligated to repurchase and the holders of Series D Preferred Stock shall be obligated to sell such shares of Series D Preferred Stock on such date (the "Redemption Date") as shall be specified by the Corporation in the Redemption
 ---------------
Notice; provided, that the Redemption Date shall not be earlier than ten (10)
        --------  ----
days nor later than thirty (30) days after the date on which the Redemption Notice is delivered to the holders of Series D Preferred Stock. Any holder of Series D Preferred Stock who receives a Redemption Notice may, before the Redemption Date, convert, in accordance with Section 6, any or all shares of Series D Preferred Stock held by that person.

        (b) Redemption Price and Payment. The Series D Preferred Stock to be
            ----------------------------
redeemed on the Redemption Date shall be redeemed, if not previously converted pursuant to Section 6 hereof, by paying for each share an amount in cash equal to the Original Purchase Price per share with respect to such share, plus any dividends declared but unpaid thereon; such amount is referred to as the "Redemption Price". The Redemption Price and other amounts set forth in this
 ----------------
Section 7 shall be subject to an equitable adjustment in the event of any Series D Recapitalization Event.

        (c) Redemption Closing. The closing of the Corporation's redemption of
            ------------------
the Series D Preferred Stock pursuant to this Section 7 shall take place at 11:00 a.m. Eastern Standard Time on the Redemption Date at the Corporation's principal executive office or other mutually agreed upon location where the closing will occur. At the closing, the Corporation shall pay to each holder of Series D Preferred Stock from whom shares of Series D Preferred Stock are being redeemed an amount equal to the aggregate Redemption Price for all such shares against receipt from such holder of the certificate or certificates, duly endorsed or assigned to the Corporation in blank, representing the shares of Series D Preferred Stock being redeemed. All such payments shall be made by wire transfer of immediately available funds or, if any such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check payable to the order of the holder. In the case of any certificate evidencing shares of Series D Preferred Stock that is redeemed in part only, upon such redemption the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series D Preferred Stock that are not redeemed.

        (d) Insufficient Funds. If the Corporation shall not be permitted, or
            ------------------
shall not have funds legally available in the amount necessary, to redeem all shares of Series D Preferred Stock to be redeemed on the Redemption Date, then the Series D Preferred Stock shall be redeemed by the Corporation on such Redemption Date to the maximum extent the Corporation is permitted and has funds legally available on a pro rata basis, in accordance with the number of shares
                       --- ----
to be redeemed from each such holder of Series D Preferred Stock.

        (e) Effect of Redemption. From and after the close of business on the
            --------------------
Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights (except the right to receive the Redemption Price) of the holders of Series D Preferred Stock with respect to the shares of Series D Preferred Stock to be redeemed on such date shall cease and terminate, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything contained herein to the
--------  -------
contrary, (A) if the Corporation defaults in the payment of the Redemption Price, the rights of such holders with respect to such shares of Series D Preferred Stock shall continue until the Corporation cures such default, and (B) without limiting any other rights of such holders, upon the occurrence of a subsequent liquidation, with respect to the shares of Series D Preferred Stock in respect of which the payment of the Redemption Price has not occurred, such holders shall be accorded the Liquidation rights set forth in Section 5 hereof in respect of such remaining shares, as if no prior redemption request had been made. The shares of Series D Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

        (f) Miscellaneous.
            -------------

                (i) Except as otherwise provided herein, the number of shares of Series D Preferred Stock to be redeemed from each holder of Series D Preferred Stock in redemptions hereunder shall be the number of such shares as is equal to the total number of such shares to be redeemed multiplied by a fraction, the numerator of which shall be the total number of such shares then held by such holder and the denominator of which shall be the total number of such shares held by all such holders.

                (ii) Neither the Corporation nor any Subsidiary shall offer to purchase, redeem or acquire any shares of Series D Preferred Stock other than pursuant to the terms of this Certificate of Designation or pursuant to a purchase offer made to all holders of Series D Preferred Stock pro rata based
                                                               --- ----
upon the number of such shares owned by each such holder.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Michael L. Sabolinski, M.D., its President and Chief Executive Officer, and attested by John J. Arcari, its Secretary, this 20th day of March, 2002.

                                 By: /s/ Michael L. Sabolinski
                                    -------------------------------------
                                        Name: Michael L. Sabolinski, M.D.
                                        Title: President
Attested:

By: /s/ John J. Arcari
   ---------------------------
   John J. Arcari, Secretary